Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of May 8, 2019 (the “Effective Date”) by and among Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, listed as a Purchaser on the Schedule of Purchasers attached and incorporated by reference as Schedule I hereto (each a “Purchaser” and together the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 11 hereof.

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of Common Stock, $0.001 par value per share (the “Common Stock”), in accordance with the terms and provisions of this Agreement.

WHEREAS, the Company is concurrently selling shares of Common Stock in an underwritten public offering (the “Public Offering”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-217861) (the “Existing Registration Statement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

Section 1.          Authorization of Shares. The Company has authorized the sale and issuance of shares of Common Stock on the terms and subject to the conditions set forth in this Agreement. The shares of Common Stock sold hereunder at the Closing (as defined below) shall be referred to as the “Shares.”

Section 2.          Sale and Purchase of the Shares.

2.01         Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company at the Closing, that number of Shares equal to the aggregate dollar amount set forth opposite such Purchaser’s name on Schedule I hereto (the “Schedule of Purchasers”) divided by the per share price to the public in the Public Offering (the “Public Offering Price”), as set forth on the cover page of the final prospectus supplement to the Existing Registration Statement (the “Public Offering Prospectus”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; provided, however, that (a) no fractional number of Shares shall be sold hereunder, (b) any fractional number of Shares shall be rounded down to the nearest whole number of Shares and (c) the Aggregate Purchase Price (as defined below) will be reduced by the value of any fractional share (as calculated on the basis of the Public Offering Price). The purchase price to be paid by each Purchaser, as set forth on Schedule I, shall be referred to as the “Aggregate Purchase Price.” Each Purchaser shall severally, and not jointly, be liable for only the purchase of Shares calculated in accordance with this Section 2.01 and not for the purchase of Shares so calculated for any other Purchaser. The Company’s agreement with each of the Purchasers is a separate agreement and the sale of Shares to each of the Purchasers is a separate sale. The obligations of each Purchaser hereunder are expressly not conditioned on the purchase by any or all of the other Purchasers of the Shares such other Purchasers have agreed to purchase.

2.02         At or prior to the Closing, each Purchaser will pay the purchase price set forth opposite such Purchaser’s name on Schedule I by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchasers prior to the Closing. On or before the Closing, the Company will instruct its transfer agent to make book-entry notations representing the Shares, in each case against delivery of the Aggregate Purchase Price.

Section 3.          Closing. Subject to the satisfaction of the closing conditions set forth in Section 7, the closing with respect to the transactions contemplated in Section 2 hereof (the “Closing”), shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 4 Times Square, New York, New York, on the second Business Day after the Effective Date (the “Closing Date”), or at such other time and place as the Company and Purchasers may agree, including remotely via the exchange of documents and signatures.

Section 4.          Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the Effective Date, and will be true and correct as of the date of the Closing Date:

4.01         Validity. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership, limited liability or similar actions, as applicable, on the part of such Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.02         Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.03         Investment Representations and Warranties. The Purchaser understands and agrees that the offering and sale of the Shares has not been registered under the 1933 Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

4.04         Acquisition for Own Account; No Control Intent. The Purchaser is acquiring the Shares for its own account for investment and not with a view towards distribution in a manner which would violate the 1933 Act or any applicable state or other securities laws. The Purchaser is not party to any agreement providing for or contemplating the distribution of any of the Shares. The Purchaser has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

4.05         No General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement. The purchase of the Shares has not been solicited by or through anyone other than the Company.

4.06         Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is able to bear the economic risk of an investment in the Shares and is able to sustain a loss of all of its investment in the Shares without economic hardship, if such a loss should occur.

4.07         Accredited Investor; No Bad Actor. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) under the 1933 Act. Such Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

4.08         Access to Information. The Purchaser has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Shares. The Purchaser understands that an investment in the Shares bears significant risk and represents that it has reviewed the SEC Reports (defined in Section 11 below), which serve to qualify certain of the Company representations set forth below.

4.09         Restricted Shares.

(a)          The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the 1933 Act and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain limited circumstances.

(b)          The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the 1933 Act and under applicable state securities laws or an exemption from such registration is available. The Purchaser understands that the Company is under no obligation to register the Shares and has no intention to do so.

4.10         Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.11         Short Sales. Between the time the Purchaser learned about the offering contemplated by this Agreement and the public announcement of the offering, the Purchaser has not engaged in any short sales (as defined in Rule 200 of Regulation SHO under the 1934 Act (“Short Sales”)) or similar transactions with respect to the Common Stock or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any person to engage in any Short Sales or similar transactions with respect to the Common Stock.

4.12         Concurrent Offering of Convertible Notes. The Purchaser understands that, concurrently with the Public Offering, the Company may offer and sell the 2026 Convertible Notes (as described in the Public Offering Prospectus and hereinafter referred to as the “2026 Convertible Notes”) and acknowledges and agrees that the effectiveness of this Agreement and the completion of the transactions contemplated herein are not contingent on the completion of the offering and sale of the 2026 Convertible Notes.

Section 5.         Representations and Warranties by the Company. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 and except as set forth in the SEC Reports, which disclosures serve to qualify these representations and warranties in their entirety, the Company represents and warrants to the Purchasers that the statements contained in this Section 5 are true and correct as of the Effective Date, and will be true and correct as of the date of the Closing Date:

5.01         SEC Reports. Since January 1, 2016, the Company has timely filed all of the reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the 1934 Act. The SEC Reports, at the time they were filed with the Commission, (i) complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations and (ii) did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.02         Independent Accountants. The accountants who certified the consolidated financial statements of the Company included in the SEC Reports are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the Public Company Accounting Oversight Board.

5.03         Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in the SEC Reports, together with the related notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes.

5.04         No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the SEC Reports, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business and except as contemplated in this Agreement and the Public Offering Prospectus, which are material with respect to the Company and its subsidiaries considered as one enterprise, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

5.05         Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as disclosed in the SEC Reports and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

5.06         Good Standing of Subsidiaries. Each “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.

5.07         Capitalization. The Company has an authorized capitalization as set forth in the Existing Registration Statement and the Public Offering Prospectus. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company.

5.08         Interested Stockholders. For each Purchaser that is an “Interested Stockholder” (as such term is defined in Section 203 of the General Corporation Law of the State of Delaware), either (a) such Purchaser has been an Interested Stockholder for at least three years prior to the date hereof or (b) the transaction that resulted in such Purchaser becoming an Interested Stockholder was approved by the Board of Directors of the Company or a duly authorized committee thereof.

5.09         Validity. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.10         Authorization and Description of Shares. The Shares have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; and the issuance of the Shares is not subject to the preemptive, resale rights or rights of first refusal or other similar rights of any securityholder of the Company. The Common Stock conforms, in all material respects, to all statements relating thereto contained in the SEC Reports and such description conforms, in all material respects, to the rights set forth in the instruments defining the same. No holder of Shares will be subject to personal liability solely by reason of being such a holder.

5.11         Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, except, in the case of the Company’s subsidiaries, for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Shares) and compliance by the Company with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the certificate of incorporation, by-laws or similar organizational document of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except in the case of clause (ii) for such violations as would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

5.12         Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

5.13         Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

5.14         Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance, or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required to list the Shares on the Nasdaq Global Select Market, as may be required under state securities laws or the filings required pursuant to Section 6.03 of this Agreement.

5.15         Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

5.16         Title to Property. The Company and its subsidiaries do not own any real property. The Company and its subsidiaries have title to all tangible personal property owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the SEC Reports or (B) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the SEC Reports, are in full force and effect, and neither the Company nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

5.17         Intellectual Property. The Company and its subsidiaries own or possess the right to use all patents, patent applications, inventions, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information or procedures), trademarks, service marks, trade names, domain names, copyrights, and other intellectual property, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business as presently conducted and currently contemplated to be conducted in the future as described in the SEC Reports and, to the knowledge of the Company, neither the Company nor any of its subsidiaries, whether through their respective products and services or the conduct of their respective businesses, has infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of the Company or its subsidiaries have received any heretofore unresolved communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity, other than as described in the SEC Reports. Neither the Company nor any of its subsidiaries has received any communication or notice (in each case that has not been resolved) alleging that by conducting their business as described in the SEC Reports, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other person or entity. The Company knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Company or its subsidiaries which would reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries have taken all reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets. None of the Intellectual Property employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, directors or employees, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All Intellectual Property owned or exclusively licensed by the Company or its subsidiaries is free and clear of all liens, encumbrances, defects or other restrictions (other than non-exclusive licenses granted in the ordinary course of business), except those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Governmental Entity, nor has the Company or any of its subsidiaries entered into or become a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Intellectual Property.

5.18         Company IT Systems. The Company and its subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.

5.19         Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect, (A) there has been no security breach or other compromise of or relating to the Company IT Systems; (B) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (C) the Company and its subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are reasonably consistent with industry standards and practices, or as required by applicable regulatory standards; and (D) the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation or modification.

5.20         Environmental Laws. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required for their operations under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the knowledge of the Company, there are no events or circumstances existing as of the date hereof that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

5.21          Accounting Controls and Disclosure Controls. The Company and its subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

5.22         Compliance with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.

5.23          Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. No assessment in connection with United States federal tax returns has been made against the Company. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them through the date hereof or have timely requested extensions thereof pursuant to applicable foreign state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect and has paid all taxes due pursuant to such returns or all taxes due and payable pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company or its subsidiaries and except where the failure to pay such taxes would not result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

5.24         ERISA. Except as would not reasonably be expected to have a Material Adverse Effect: (i) at no time in the past six years has the Company or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any liability or obligation in respect of any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Company or any ERISA Affiliate has incurred or could incur material liability under Section 4063 or 4064 of ERISA, (ii) no “welfare benefit plan” as defined in Section 3(1) of ERISA provides or promises, or at any time provided or promised, retiree health, or other post-termination benefits except to the extent such benefit is fully insured or as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law and (iii) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code. Each Employee Benefit Plan intended to be qualified under Code Section 401(a) has a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) upon which it can rely, and any such determination or opinion letter remains in effect and has not been revoked and no event has occurred and no facts or circumstances exist that could reasonably be expected to result in the loss of qualification or tax exemption of any such Employee Benefit Plan. With respect to each Foreign Benefit Plan, such Foreign Benefit Plan (1) if intended to qualify for special tax treatment, meets, in all material respects, the requirements for such treatment, and (2) if required to be funded, is funded to the extent required by applicable law. The Company does not have any obligations under any collective bargaining agreement with any union. As used in this Section 5.24, “Code” means the Internal Revenue Code of 1986, as amended; “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all equity and equity-based, severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (x) any current or former employee, director, independent contractor or other service provider of the Company or its subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Subsidiaries or (y) the Company or any of the Subsidiaries has had or has any present or future direct or contingent obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the company’s controlled group as determined pursuant to Code Section 414(b), (c), (m) or (o), with respect to any Person, each business or entity under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA; and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America and which is not subject to United States law.

5.25         Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with what the Company reasonably believes to be financially sound and reputable insurers, in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and assets, and all such insurance is in full force and effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

5.26         Investment Company Act. The Company is not required, and upon the issuance and sale of the Shares will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

5.27         No Unlawful Payments. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in violation of any applicable anti-corruption laws, and the Company and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

5.28         Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.29         No Conflicts with Sanctions Laws. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not knowingly directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or the business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in violation by any Person of Sanctions.

5.30         Regulatory Matters. Except as would not, singly or in the aggregate, result in a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries has received any FDA Form 483, notice of adverse finding, warning letter or other correspondence or notice from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws (as defined in clause (ii) below) or Authorizations (as defined in clause (iii) below); (ii) the Company and each of its subsidiaries is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company and its subsidiaries for the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company, including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., similar laws of other Governmental Entities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (iii) the Company and each of its subsidiaries possesses all licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws and/or to carry on its businesses as now conducted (“Authorizations”) and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations; (iv) neither the Company nor any of its subsidiaries has received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any product, operation or activity is in violation of any Applicable Laws or Authorizations or has any knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, nor, to the Company’s knowledge, has there been any noncompliance with or violation of any Applicable Laws by the Company or any of its subsidiaries that could reasonably be expected to require the issuance of any such communication or result in an investigation, corrective action, or enforcement action by FDA or similar Governmental Entity; (v) neither the Company nor any of its subsidiaries has received notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations or has any knowledge that any such Governmental Entity is threatening or is considering such action; and (vi) the Company and each of its subsidiaries has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission). Neither the Company, any subsidiary nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents has been convicted of any crime under any Applicable Laws or has been the subject of an FDA debarment proceeding. Neither the Company nor any subsidiary has been nor is now subject to FDA’s Application Integrity Policy. To the Company’s knowledge, neither the Company, any subsidiary nor any of its directors, officers, employees or agents, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity. Neither the Company, any subsidiary nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, have with respect to each of the following statutes, or regulations promulgated thereto, as applicable: (i) engaged in activities under 42 U.S.C. §§ 1320a-7b or 1395nn; (ii) knowingly engaged in any activities under 42 U.S.C. § 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729; or (iii) knowingly and willfully engaged in any activities under 42 U. S.C.§ 1320a-7b, which are prohibited, cause for civil penalties, or constitute a mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program.

5.31         Research, Studies and Tests. The research, nonclinical and clinical studies and tests conducted by, or to the knowledge of the Company, or on behalf of the Company and its subsidiaries have been and, if still pending, are being conducted with reasonable care and in all material respects in accordance with experimental protocols, procedures and controls pursuant to all Applicable Laws and Authorizations; the descriptions of the results of such research, nonclinical and clinical studies and tests contained in the SEC Reports are accurate and complete in all material respects and fairly present in all material respects the data derived from such research, nonclinical and clinical studies, and tests; the Company is not aware of any research, nonclinical or clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and neither the Company nor, to the knowledge of the Company, any of its subsidiaries has received any notices or correspondence from any Governmental Entity that will require the termination, suspension or material modification of any research, nonclinical or clinical study or test conducted by or on behalf of the Company or its subsidiaries, as applicable.

5.32         Private Placement. Neither the Company nor its subsidiaries, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the 1933 Act. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the issuance of the Shares is exempt from registration under the 1933 Act.

5.33         Registration Rights. Except as required pursuant to Section 8 of this Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the 1933 Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied.

Section 6.          Covenants.

6.01         Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.

6.02         Use of Proceeds. The Company intends to use the proceeds from the sale of the Shares for working capital and general corporate purposes, which may include, among other things, funding launch preparation activities associated with the potential approval and commercialization of obeticholic acid for nonalcoholic steatohepatitis, the ongoing commercialization of Ocaliva in primary biliary cholangitis and the continued advancement of the Company's clinical and research and development programs.

6.03         Disclosure of Transactions and Other Material Information. Within four (4) Business Days of the Effective Date, the Company shall file a Current Report on Form 8-K describing the terms and conditions of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”). The Company shall provide the Purchasers with a reasonable opportunity to review and provide comments on the drafts of such 8-K Filing. Subject to the foregoing, and other than the Public Offering Prospectus or the prospectus filed with the Commission in connection with the offering and sale of the 2026 Convertible Notes and any press releases issued in connection with the Public Offering or the offering and sale of the 2026 Convertible Notes, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or other public disclosure with respect to such transactions (a) in substantial conformity with the 8-K Filing and (b) as is required by applicable law.

6.04         Pledge of Shares. The Company acknowledges and agrees that the Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Shares. The pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and no Purchaser effecting a pledge of Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, including, without limitation, Section 9.01 of this Agreement; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Section 9.01 of this Agreement in order to effect a sale, transfer or assignment of Shares to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by a Purchaser; provided that any and all costs to effect the pledge of the Shares are borne by the pledgor and/or pledgee and not the Company.

6.05         Short Sales. Each Purchaser covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as: (a) after the transactions contemplated by this Agreement are first publicly announced; or (b) this Agreement is terminated in full. Except: (i) as required by applicable law or the listing rules of any applicable national or regional securities exchange; (ii) as required to be disclosed in filings or other submissions to any court, regulatory body, administrative agency, governmental body, arbitrator or other legal authority having jurisdiction over a party hereto made to obtain necessary consents, approvals or filings; or (iii) as provided by the terms and provisions of the existing confidentiality and non-use obligations of the parties hereto, each Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

6.06         Expenses. The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

6.07         Listing. The Company shall use its reasonable best efforts to maintain the listing of its Common Stock on the Nasdaq Global Select Market.

Section 7.          Conditions of Parties’ Obligations.

7.01         Conditions of the Purchasers’ Obligations at the Closing. The obligations of the Purchasers under Section 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Purchasers in their absolute discretion. If the following conditions are not satisfied on or before 5:00 p.m. (Eastern Time) on May 17, 2019 (the “Outside Date”), then any Purchaser may terminate this Agreement with respect to that particular Purchaser upon providing written notice to the Company.

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).

(b)          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

(c)          Opinion of Company Counsel. The Company shall have delivered to the Purchasers the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit A.

(d)          Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 7.01(a) and 7.01(b) of this Agreement have been fulfilled.

(e)          Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the Restated Certificate of Incorporation, as amended, of the Company; (ii) the Restated Bylaws, as amended, of the Company; and (iii) resolutions of the Board of Directors approving this Agreement and the transactions contemplated by this Agreement.

(f)           Listing Requirements. The Shares (i) shall be listed on the Nasdaq Global Select Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Nasdaq Global Select Market from trading on the Nasdaq Global Select Market nor shall suspension by the Commission or the Nasdaq Global Select Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Nasdaq Global Select Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Select Market.

(g)          Qualification under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.

(h)          Transfer Agent Instructions. The Company shall have delivered to its transfer agent irrevocable written instructions to issue to such Purchaser book-entry notations representing such Shares set forth opposite such Purchaser’s name on Schedule I hereto.

(i)           Closing of Concurrent Offering. The Company shall have received minimum gross proceeds from the Public Offering of at least $50.0 million.

7.02         Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company in its absolute discretion. If the following conditions are not satisfied on or before the Outside Date, then the Company may terminate this Agreement upon providing written notice to the Purchasers.

(a)          Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).

(b)          Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

Section 8.          Registration Rights.

8.01         Registration Statement.

(a)          Subject to the terms and conditions of this Agreement, at any time after the expiration of the Lock-Up Period and prior to the expiration of the Effectiveness Period (as defined below), any one or more holders of Shares (each an “Initiating Holder”) may request in writing that the Company prepare and file with the Commission a Prospectus to the Registration Statement covering the resale of such Initiating Holder’s Shares in an offering to be made on a continuous basis pursuant to Rule 415. Within five Business Days after receipt of such notice, the Company shall provide written notice of such requested filing to all other holders of Shares and shall include in such Prospectus all Shares of the Initiating Holder and such other holders with respect to which the Company has received written requests for inclusion in such Prospectus within five Business Days after receipt of such notice from the Company (collectively, the “Reselling Holders”). Notwithstanding the foregoing, (i) the Company shall only be required to make one Prospectus filing pursuant to this Section 8.01(a) and (ii) to qualify as an Initiating Holder, such holder must have purchased, and continue to hold at the time of any request pursuant to this Section 8.01(a), a minimum of $10.0 million of Shares hereunder, as set forth on the Schedule of Purchasers.

(b)          The Company shall file the Prospectus required pursuant to Section 8.01(a) with the Commission within 20 Business Days after receipt by the Company of a request from an Initiating Holder and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the 1933 Act covering all Shares of the Reselling Holders for a period up to the earlier of one year from the Effective Date and the date that all Shares covered by such Registration Statement have been sold or can be sold publicly under Rule 144 on a single day (the “Effectiveness Period”).

(c)          The Company shall notify the Reselling Holders in writing promptly (and in any event within five (5) Business Days) after receiving notification from the Commission that a Registration Statement has been declared effective or that a Prospectus has been filed.

(d)          The Company may require a Reselling Holder to provide such information regarding such Reselling Holder as may be required under the 1933 Act to effect the registration contemplated hereunder. It shall be a condition precedent to the obligations of the Company to include the Shares of any Reselling Holder in the Prospectus that such Reselling Holder promptly furnish to the Company such information as the Company shall reasonably request to effect the registration of the Shares of such Reselling Holder, and such Reselling Holder shall complete and execute such documents in connection with such registration as the Company may reasonably request.

(e)          Notwithstanding any other provision of this Agreement, the Company shall have the right but not the obligation to defer filing of or suspend the use by the Reselling Holders of any Registration Statement or Prospectus for a period of up to forty-five (45) days if (i) the Company is engaged in any plan, proposal or agreement with respect to any financing, acquisition, recapitalization, reorganization or other material transaction or development the public disclosure of which the Company reasonably believes would be materially detrimental or (ii) the Company, after consultation with its outside counsel, reasonably believes that such registration or offering would require the Company, under applicable securities or other laws, to make disclosure of material non-public information that would not otherwise be required to be disclosed at such time and that such disclosure would be materially detrimental to the Company; provided that in the case of (i) or (ii), the Company shall give a written certification to the Reselling Holders signed by the Chief Executive Officer of the Company to that effect. The Company will notify the Reselling Holders of the delay or suspension. In the case of notice suspending an effective Registration Statement or related Prospectus, the Reselling Holders will immediately discontinue any sales of Shares pursuant to such Registration Statement until the Reselling Holders have received copies of a supplemented or amended Prospectus or until the Reselling Holders are advised in writing by the Company that the then-current Prospectus may be used and the Reselling Holders have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company may exercise the rights provided by this Section 8.01(e) for an aggregate of ninety (90) days within any 365-day period.

(f)          The Company will use its reasonable best efforts to cooperate with the Reselling Holders in the disposition of the Shares covered by a Registration Statement during the Effectiveness Period.

8.02         Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall (from the expiration of the Lock-Up Period and to the expiration of the Effectiveness Period):

(a)          (i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Shares for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably practical to any comments received from the Commission with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the 1933 Act and the 1934 Act applicable to the Company with respect to the disposition of all Shares covered by the Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the Reselling Holders thereof set forth in a Registration Statement as so amended or in such Prospectus as so supplemented.

(b)          Notify the Reselling Holders as promptly as reasonably practical, and confirm such notice in writing no later than five (5) Business Days thereafter, of any of the following events: (i) the Company becomes aware that the Commission has issued any stop order suspending the effectiveness of the Registration Statement or initiates any action, claim, suit, proceeding, inquiry or investigation for that purpose; (ii) the Company receives notice of any suspension of the qualification or exemption from qualification of any Shares of any Reselling Holder for sale in any jurisdiction, or the initiation or threat of any action, claim, suit, proceeding, inquiry or investigation for such purpose; or (iii) the financial statements included in the Registration Statement become ineligible for inclusion therein or the Registration Statement or Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)          Use its reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Shares of any Reselling Holder for sale in any jurisdiction, as soon as possible.

(d)          If requested by any Reselling Holder, promptly provide such Reselling Holder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, and all exhibits to the extent requested by such Reselling Holder (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(e)          Promptly deliver to any Reselling Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Reselling Holder may reasonably request. During the Effectiveness Period, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Reselling Holders in connection with the offering and sale of the Shares covered by such Prospectus and any amendment or supplement thereto to the extent permitted by federal and state securities laws and regulations.

(f)           Prior to any public offering of Shares, use its reasonable best efforts to register or qualify or cooperate with such Reselling Holder in connection with the registration or qualification (or exemption from such registration or qualification) of such Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Reselling Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for so long as required, but not to exceed the duration of the Effectiveness Period, and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Shares covered by the Registration Statement during the Effectiveness Period; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it would not otherwise be required to qualify but for this Section 8.02(f) or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)          Upon sale of such Shares pursuant to an effective Registration Statement, cooperate with such Reselling Holder to facilitate the timely preparation and delivery of certificates representing Shares to be delivered to a transferee, which certificates shall be free, to the extent permitted by this Agreement and under applicable law, of all restrictive legends, and to enable such Shares to be in such denominations and registered in such names as any such Reselling Holder may reasonably request.

(h)          Promptly upon the occurrence of any event described in Section 8.02(b)(iii), prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither such Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)          The Company shall promptly inform the Reselling Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Reselling Holders are required to make available a Prospectus in connection with any disposition of Shares.

8.03         Registration Expenses. The Company shall pay all fees and expenses incident to the performance of or compliance with Section 8 of this Agreement, including, without limitation, (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, the Nasdaq Global Select Market or comparable securities trading market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Shares), (c) messenger, telephone and delivery expenses incurred by the Company, (d) fees and disbursements of counsel for the Company, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, (f) reasonable and documented fees and expenses of one special counsel for the Reselling Holders and (g) all listing fees to be paid by the Company to Nasdaq Global Select Market or a comparable securities trading market; provided, however, that the Company shall not be responsible for underwriting discounts and commissions of the Reselling Holders.

8.04         Indemnification.

(a)          Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Reselling Holders, the officers, directors, partners, members, agents and employees of each of them, each Person who controls any Reselling Holder (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against all Losses arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, provided, however, that the Company shall not be liable in any such case to the extent that such Losses arise out of, or are based upon, an untrue statement or omission or alleged untrue statement or omission made in such Registration Statement, Prospectus, or amendment or supplement thereto based solely upon information regarding such Reselling Holder furnished by such Reselling Holder in writing expressly for use therein, or to the extent that such information solely relates to such Reselling Holder or such Reselling Holder’s proposed method of distribution of Shares and was provided by such Reselling Holder in writing for use in such Registration Statement, such Prospectus or in any amendment or supplement thereto.

(b)           Indemnification by the Reselling Holders. Each Reselling Holder, severally and not jointly, shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Company, its officers, directors, partners, members, agents and employees of each of them, each Person who controls the Company (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act), and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against all Losses arising out of any untrue statement of a material fact contained in any Registration Statement, any Prospectus or any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, in each case only to the extent that such untrue statement or omission is based solely upon information regarding such Reselling Holder furnished to the Company by such Reselling Holder in writing expressly for use therein, or to the extent that such information solely relates to such Reselling Holder or such Reselling Holder’s proposed method of distribution of Shares and was provided by such Reselling Holder in writing for use in such Registration Statement, such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a Reselling Holder under this Section 8 be greater in amount than the dollar amount of the net proceeds received by Reselling Holder upon the sale of the Shares giving rise to such indemnification obligation.

(c)          Conduct of Indemnification Proceedings. If any action, claim, suit, proceeding, inquiry or investigation shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such action, claim, suit, proceeding, inquiry or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such action, claim, suit, proceeding, inquiry or investigation; or (iii) the named parties to any such action, claim, suit, proceeding, inquiry or investigation (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party or that additional or different defenses may be available to the Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any such action, claim, suit, proceeding, inquiry or investigation (including separate actions, claims, suits, proceedings, inquiries or investigations that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such action, claim, suit, proceeding, inquiry or investigation effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending action, claim, suit, proceeding, inquiry or investigation in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, claim, suit, proceeding, inquiry or investigation. All reasonable fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such action, claim, suit, proceeding, inquiry or investigation in a manner not inconsistent with this Section 8.04(c)) shall be paid to the Indemnified Party, as incurred, within twenty (20) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnified Party shall reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d)          Contribution. If a claim for indemnification under Section 8.04(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 8.04(c), any reasonable and documented attorneys’ or other reasonable and documented fees or expenses incurred by such party in connection with any action, claim, suit, proceeding, inquiry or investigation to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 8.04 was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.04(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to immediately above. Notwithstanding the provisions of this Section 8.04(d), each Reselling Holder shall not be required to contribute any amount in excess of the amount by which the net proceeds actually received by such Reselling Holder from the sale of the Shares subject to the action, claim, suit, proceeding, inquiry or investigation exceeds the amount of any damages that such Reselling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          Dispositions. Each Reselling Holder agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Shares pursuant to a Registration Statement and shall sell its Shares in accordance with the Plan of Distribution set forth in the Prospectus. Each Reselling Holder further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 8.02(b)(i), (ii) or (iii), such Reselling Holder will discontinue disposition of Shares under a Registration Statement until such Reselling Holder is advised in writing by the Company that the use of the Prospectus, or amended Prospectus, as applicable, may be used. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(f)           Assignment of Registration Rights. The registration rights under this Section 8 of this Agreement with respect to applicable Shares transferred by a Purchaser to an Affiliate (such Affiliate, the “Transferee”) pursuant to this Agreement shall be automatically transferred to any Transferee of all or any portion of such Purchaser’s Shares, to the extent of such Shares transferred, if (a) such Purchaser agrees in writing with the Transferee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (b) the Company is furnished with written notice of (i) the name and address of such Transferee and (ii) the securities with respect to which such registration rights are being transferred; (c) following such transfer or assignment, the further disposition of such securities by the Transferee is subject to the same restrictions set forth in this Agreement, the 1933 Act and applicable state securities laws; (d) at or before the time the Company receives the written notice contemplated by clause (b) of this sentence the Transferee agrees in writing to be bound by all of the provisions of this Agreement; and (e) such transfer shall have been made in accordance with the applicable requirements of this Agreement; provided that this Section 8.04(f) shall only be applicable where the transfer involves a minimum number of Shares equal to the number of Shares that may be purchased hereunder for $5.0 million. Except as provided under this Section 8.04(f), and notwithstanding any other provision of this Agreement, no person who acquires Shares from a Purchaser shall have the benefit of any of the registration rights provided under Section 8 of this Agreement.

(g)          Effect of Failure to File Prospectus and Maintain Effectiveness of Registration Statement. Subject to Section 8.01(e), if, on any day during the Effectiveness Period, sales of Shares required to be included on a Registration Statement pursuant to Section 8.01 of this Agreement cannot be made because of (i) a failure by the Company to file a Prospectus to the Registration Statement covering such shares in accordance with Section 8.01 or (ii) a failure by the Company to keep the Registration Statement continuously effective in accordance with Section 8.02(a), then, as satisfaction of the damages to any qualified Initiating Holder or Reselling Holder by reason of any delay in or reduction of its ability to sell its Shares (which remedy shall not be exclusive of any other remedy available at law or in equity) the Company shall pay to each such affected holder of Shares an amount in cash equal to one percent (1.0%) of the initial purchase price of such holder’s Shares to be included or included in such Prospectus within ten (10) Business Days of such breach (such payment, a “Breach Payment”). In the event the Company fails to make a Breach Payment within ten (10) Business Days after the date payable, such Breach Payment shall bear interest at the rate of one percent (1.0%) per month (pro rated for shorter periods) until paid in full. In no event shall the Company be required to make more than one Breach Payment to a qualified Initiating Holder or Reselling Holder pursuant to this Section 8.04(g).

Section 9.          Transfer Restrictions; Restrictive Legend.

9.01         Transfer Restrictions. The Purchasers understand that the Company may, as a condition to the transfer of any of the Shares, require that the request for transfer be accompanied by a certificate and/or an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the 1933 Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the 1933 Act. It is understood that the certificates evidencing the Shares may bear substantially the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

9.02         Unlegended Certificates. A Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, any legend from such Shares, following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares: (i) in connection with any sale (which for the avoidance of doubt includes any planned sale within a reasonable period of time) of such Shares pursuant to Rule 144 (provided that any legend would only be removed in connection with the consummation of any such sale) or (ii) following the time a legend is no longer required with respect to such Shares. If a legend is no longer required pursuant to the foregoing, the Company will, no later than five Business Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares (and such other documents as the Company or the Company’s transfer agent may reasonably request, including an opinion of counsel), deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from all restrictive legends. Certificates for Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company or otherwise as directed by such Purchaser. The Company warrants that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

Section 10.         Registration, Transfer and Substitution of Certificates for Shares.

10.01       Stock Register; Ownership of Shares. The Company will keep at its principal office, or will cause its transfer agent to keep, a register in which the Company will provide for the registration of transfers of the Shares. The Company may treat the person in whose name any of the Shares are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Shares shall mean the person in whose name such Shares are at the time registered on such register.

10.02       Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any of the Shares, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and surety bond reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 10.01 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing such Shares, of like tenor.

Section 11.         Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings specified for all purposes of this Agreement. All accounting terms used in this Agreement, whether or not defined in this Section 11, shall be construed in accordance with GAAP and such accounting terms shall be determined on a consolidated basis for the Company and each of its subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its subsidiaries.

“1933 Act Regulations” means the rules and regulations promulgated under the 1933 Act.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1934 Act Regulations” means the rules and regulations promulgated under the 1934 Act.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the 1934 Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Lock-Up Period” means the period beginning from the date of the Public Offering Prospectus through the date that is 60 days after the date of the Public Offering Prospectus.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable and documented attorneys’ fees.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or Rule 430B promulgated under the 1933 Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Shares covered by a Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration Statement” means the Existing Registration Statement or another registration statement on Form S-3 or any successor form thereto (except if the Company is not then eligible to register for resale the Shares on Form S-3 or any successor form thereto, in which case such registration shall be on another appropriate form in accordance with the 1933 Act), including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Holders” means: (i) prior to the Closing, the Purchasers agreeing to invest at least 66% of the amount invested by all the Purchasers pursuant to this Agreement and (ii) from and after the Closing, the Purchasers beneficially owning (as determined pursuant to Rule 13d-3 under the 1934 Act) at least 66% of the Shares.

“Rule 144,” “Rule 144(c),” “Rule 415,” and “Rule 424” means Rule 144, Rule 144(c), Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the 1933 Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” means: (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2018, (ii) the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2019, (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 8, 2019, (iv) the Company’s Current Reports on Form 8-K filed with the Commission on January 10, 2019, February 25, 2019 and April 17, 2019 and (v) all other documents that the Company files (but not those that the Company furnishes) with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the Effective Date and prior to the Closing Date.

Section 12.         Miscellaneous.

12.01         Waivers and Amendments. Upon the approval of the Company and the written consent of the Required Holders, the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely); provided that, to the extent any Purchaser would be disproportionately adversely affected by such waiver or amendment relative to other Purchasers under this Agreement, this Agreement may only be waived or amended by, in addition to the approval of the Company and written consent of the Required Holders, the written consent of such affected Purchaser. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the Required Holders (and any disproportionately adversely affected Purchaser).

12.02         Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered: (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (d) when receipt is acknowledged, in the case of email, in each case to the intended recipient as set forth below, with respect to the Company, and to the addresses set forth on Schedule I, with respect to the Purchasers.

If to the Company:

Intercept Pharmaceuticals, Inc.

10 Hudson Yards, 37th Floor
New York, New York 10001
Attn: Ryan T. Sullivan
Email: ryan.sullivan@interceptpharma.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attn: Graham Robinson and Ryan J. Dzierniejko
Emails: graham.robinson@skadden.com and ryan.dzierniejko@skadden.com or at such other address as the Company or each Purchaser may specify by written notice to the other parties hereto in accordance with this Section 12.02.

12.03       Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

12.04       Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company, except that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Shares hereunder to any of its Affiliates (provided each such Affiliate agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). This Agreement shall not inure to the benefit of or be enforceable by any other person.

12.05       Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

12.06       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12.07       Survival. The representations and warranties of the Company and the Purchasers contained in Sections 4 and 5, and the agreements and covenants set forth in Sections 6, 8and 12 shall survive the Closing in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

12.08       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

12.09       Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and, except as set forth below, this agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, this Agreement shall not supersede any confidentiality or other non-disclosure agreements that may be in place between the Company and any Purchaser.

12.10       Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

12.11       Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Ryan T. Sullivan
	Name:	Ryan T. Sullivan
	Title:	General Counsel

[Signature page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

PURCHASERS:

SAMSARA BIOCAPITAL, L.P.

By: Samsara BioCapital GP, LLC, General Partner

By:	/s/ Srinivas Akkaraju
	Name:	Srinivas Akkaraju
	Title:	Managing General Partner

[Signature page to Securities Purchase Agreement]

The following Schedules and Exhibits have been omitted from this Exhibit 10.1:

Schedule I – Schedule of Purchasers

Exhibit A – Opinion of Counsel